As filed with the Securities and Exchange commission on May 26, 2000

                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     DynCorp
              (Exact name of registrant as specified in its charter)

       Delaware                                       36-2408747
(State or other jurisdiction of                  (I.R.S. Identification No.)
  incorporation or organization)

 11710 Plaza America Drive, Reston, Virginia                   20190
  (Address of Principal Executive Offices)                 (Zip Code)

                   DynCorp 1999 Long-Term Incentive Stock Plan
                            (Full title of the plan)

                              H. Montgomery Hougen
          Vice President & Corporate Secretary, Deputy General Counsel
                                     DynCorp
             11710 Plaza America Drive, Reston, Virginia 20190-6039
                     (Name and address of agent for service)

                                 (703) 261-5028
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                                  Robert B. Ott
                                 Arnold & Porter
                            555 Twelfth Street, N.W.
                           Washington, D.C. 20004-1202
                                 (202) 942-5008

                         Calculation of Registration Fee

Title of                    Proposed maximum   Proposed maximum
securities to  Amount to     offering price    aggregate price    Amount of
be registered  be registered   per unit            (1)         registration fee

 Common stock    800,000        $24.50         $19,600,000       $5,174.40

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.



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                                     II - 7

          PART II -- INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents filed by DynCorp ("Registrant" or "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 001-03879), are incorporated herein by reference and made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the year ended December 30, 1999, filed with the Commission on March 29, 2000, and any Amendment to the Company's Annual Report on Form 10-K for the year ended December 30, 1999 filed subsequent thereto;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2000, filed with the Commission on May 15, 2000, and any Amendment to the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2000 filed subsequent thereto;

         (c) The description of the common stock of the Company, par value $0.10 per share ("Common Stock"), contained in a Registration Statement on Form 8-A filed under the Exchange Act by the Company on May 1, 1998, including any amendment or report filed for the purpose of updating such description.

         All documents and reports subsequently filed by the Company with the Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         The validity of the common stock registered by this Registration Statement has been passed upon for the Registrant by H. Montgomery Hougen, Vice President and Secretary and Deputy General Counsel of DynCorp. As of May 1, 2000, Mr. Hougen owned directly and indirectly 11,467 shares of common stock and options to purchase 9,500 shares of common stock. Mr. Hougen is the beneficial owner of an additional 3,934 shares through our benefit plans.

Item 6.           Indemnification of Directors and Officers.

         Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The registrant's Amended and Restated Certificate of Incorporation, a copy of which is filed as an exhibit to this Registration Statement, contains a provision which eliminates directors' personal liability as set forth above.

         The Amended and Restated Certificate of Incorporation of the registrant and the By-Laws of the registrant provide in effect that the registrant shall indemnify its directors, officers and employees to the extent permitted by
Section 145 of the GCL. Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.           Exhibits

         The exhibits listed on the Exhibit Index on page II-7 of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9.           Undertakings

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         4. That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, County of Fairfax, on May 23, 2000.

                               DynCorp

                                /s/ Paul V. Lombardi

                               By: Paul V. Lombardi
                                   President & Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below TO THIS Registration Statement hereby appoints Paul V. Lombardi, David L. Reichardt, and H. Montgomery Hougen, and each of them, any one of whom may act without the joiner of others, as his attorney-in-fact and agents, with full power of substitution and resubstitution, to sign and file any or all amendments and post-effective amendments to this Registration Statement and any and all other documents that may be required in connection with the filing of this Registration Statement, which amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary.

    Signature                     Title                                Date

   /s/ P. V. Lombardi         President & Chief Executive Officer   May 23, 2000
 P. V. Lombardi               and Director (Principal Executive
                              Officer)

  /s/ P. C. FitzPatrick
 P. C. FitzPatrick            Senior Vice President and Chief       May 23, 2000
                              Financial Officer (Principal
                              Financial Officer)

 /s/ D. L. Reichardt          Senior Vice President & General       May 23, 2000
D. L. Reichardt               Counsel and Director

 /s/ J. J. Fitzgerald         Vice President and Controller         May 23, 2000
J. J. Fitzgerald              (Principal Accounting Officer)

 /s/ D. R. Bannister          Director                              May 23, 2000
D. R. Bannister

 /s/ T. E. Blanchard          Director                              May 23, 2000
T. E. Blanchard

 /s/ Russell E. Dougherty     Director                              May 23, 2000
R. E. Dougherty

 /s/ Paul G. Kaminski         Director                              May 23, 2000
P. G. Kaminski

 /s/ D. C. Mecum              Director                              May 23, 2000
D. C. Mecum

 /s/ H. B. Thompson           Director                              May 23, 2000
H. B. Thompson

 /s/ H. S. Winokur            Director                              May 23, 2000
H. S. Winokur

                                INDEX TO EXHIBITS

Exhibit 4.1     1999 Long-Term Incentive Stock Plan (incorporated by reference to Registrant's Form 10-K for 1999, File No. 1-03879)

Exhibit 5       Opinion of H. Montgomery Hougen, Deputy General Counsel,  filed herewith.

Exhibit 23.1    Consent of H. Montgomery Hougen, Deputy General Counsel,
                  included in the opinion filed as Exhibit 5 hereto.

Exhibit 23.2    Consent of Independent Public Accountants, filed herewith.